Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals, Inc. To Acquire Huntsman Corporation For $28.00 Per Share In Cash

COLUMBUS, Ohio – (July 12, 2007) –Hexion Specialty Chemicals, Inc., an Apollo Management L.P. portfolio company, announced today the signing of a definitive agreement to acquire Huntsman Corporation (NYSE:HUN) in an all-cash transaction valued at approximately $10.6 billion, including the assumption of debt.

Under the terms of the agreement, Huntsman stockholders will receive $28.00 in cash for each outstanding Huntsman share of common stock. The Huntsman Board of Directors, based on the recommendation of a Transaction Committee of independent, non-management directors, has unanimously approved the agreement and has recommended that Huntsman stockholders vote in favor of the agreement. Huntsman has terminated its previous merger agreement with Basell AF.

“This transaction provides Hexion and Huntsman with a great opportunity to create a world-class company with leading-edge products and technologies, a greatly expanded global reach particularly in the high-growth Asia-Pacific region, and an outstanding team of people,” said Craig O. Morrison, Chairman and CEO of Hexion. “Our combined company will be one of the world’s largest chemical companies and a leader in our ability to serve customers with an expanded portfolio of specialty materials and a significantly enhanced global presence.”

Joshua J. Harris, founding partner with Apollo Management L.P., said: “This acquisition will build Hexion into one of the world’s largest specialty chemical companies. The combined enterprise will have annual sales of more than $14 billion and more than 21,000 associates and 180 facilities around the world. We are pleased to welcome the Huntsman team and look forward to building on their many accomplishments in the industry.”

The agreement also provides that the cash price per share to be paid by Hexion will increase at the rate of 8% per annum (inclusive of any dividends paid) beginning 270 days from July 12, 2007. The transaction is subject to regulatory approvals and the affirmative vote of Huntsman’s shareholders, as well as other customary conditions. Entities controlled by MatlinPatterson and the Huntsman family, which collectively own approximately 57% of Huntsman’s common stock, have agreed to vote in favor of the transaction, subject to certain conditions. The transaction is fully financed pursuant to commitments from affiliates of Credit Suisse and Deutsche Bank.

O’Melveny & Myers LLP and Wachtell, Lipton, Rosen & Katz served as Hexion’s legal counsel.

Important Additional Information Regarding the Transaction will be Filed with the SEC:

In connection with the proposed merger with Hexion (the “Merger”), Huntsman will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Huntsman’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, Huntsman Corporation, 10003 Woodloch Forest Drive, The Woodlands, Texas 77380, telephone (281) 719-6000, or from Huntsman’s website, www.huntsman.com. A copy of this press release will also be available on Hexion’s website, www.hexionchem.com.

Huntsman and its directors, executive officers and other members of its management and employees as well as Hexion may be deemed to be participants in the solicitation of proxies from Huntsman’s shareholders with respect to the Merger. Information about Huntsman’s directors and executive officers and their ownership of Huntsman’s common stock is set forth in Huntsman’s Form 10-K filed on March 1, 2007. Shareholders and investors may obtain additional information regarding the interests of Huntsman and its directors and executive officers in the Merger, which may be different than those of Huntsman’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, which will be filed with the SEC.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. The statements included in this press release regarding any transaction with Huntsman, including the timing thereof, the likelihood that such transaction could be consummated, any future actions by Hexion or Huntsman, the effects of any transaction on Hexion or Huntsman’s operations or otherwise, and other statements that are not historical facts, are forward-looking statements. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: market conditions, availability and terms of acquisition financing, satisfaction of closing conditions, actions by Hexion or Huntsman, economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters.

About Hexion Specialty Chemicals, Inc.

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion had 2006 revenues of $5.2 billion, operates 104 manufacturing facilities and employs more than 7,000 associates worldwide.

The company is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

About Huntsman Corporation

Huntsman is a global manufacturer and marketer of differentiated chemicals. Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Huntsman today has 14,000 employees and over 75 operations in 24 countries. The Company had 2006 revenues from all operations of over $13 billion. Additional information is available at www.huntsman.com.

Hexion Contacts:

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 (614) 225-2223

(cell) +1 (614) 284-3962

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 (614) 225-4127

(cell) +1 (614) 226-4127

peter.loscocco@hexion.com

Sard Verbinnen & Co

Anna Cordasco / Jonathan Gasthalter

(212) 687-8080

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